SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant
Check the appropriate box:
☐Preliminary Proxy Statement
☐Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒Definitive Proxy Statement
☐Definitive Additional Materials
☐Soliciting Material Under Rule 14a-12
RESOLUTE ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on the table below per Exchange Act Rules 14a–6(i)(4) and 0–11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

May 10, 2010

Dear Resolute Energy Corporation Stockholder:

You are cordially invited to the Resolute Energy Corporation Annual Meeting of Stockholders to be held on Thursday, June 10, 2010, at 2:00 p.m., Mountain Time. The meeting will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.

At the Annual Meeting, you will be asked to elect three Class I directors to our Board of Directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2009 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Nicholas J. Sutton
Chief Executive Officer and Director

1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Resolute Energy Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Resolute Energy Corporation will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at 2:00 p.m., Mountain Time, on June 10, 2010, for the following purposes:

1.	to elect William H. Cunningham, James E. Duffy and William J. Quinn to our Board of Directors as Class I directors;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Monday, April 19, 2010, are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2010:

The proxy statement, proxy card and the annual report to shareholders for the fiscal year ended December 31, 2009 are available at www.proxydocs.com/ren.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

James M. Piccone
President, General Counsel and Secretary

May 10, 2010
Denver, Colorado

i

ii

1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Resolute Energy Corporation, a Delaware corporation (“we,” “our,” “us,” “Resolute” or the “Company”), in connection with its solicitation of proxies for Resolute’s Annual Meeting of Stockholders to be held on June 10, 2010, at 2:00 p.m., Mountain Time, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about May 10, 2010. The proxy materials are also available at www.proxydocs.com/ren.

Stockholders Entitled to Vote

The close of business on Monday, April 19, 2010, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 53,160,375 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use that contains voting instructions and allows you to vote via the phone, mail or online.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by such brokerage account or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Attending the Annual Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 19, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker “non-votes” will also be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal One, relating to the election of William H. Cunningham, James E. Duffy and William J. Quinn as Class I directors to the Board. Members of the Board are elected by a plurality of votes cast. This means that the three nominees who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the affect of a vote against the proposal. A broker non-vote will not have any effect on the outcome of the vote on the proposal.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” Proposal One, relating to the election of William H. Cunningham, James E. Duffy and William J. Quinn to our Board as Class I directors; and

•	“FOR” Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Any proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations; however, your broker, bank or other holder of record does not have discretionary voting authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted for the election of directors. If you are a beneficial owner whose shares are held of record by a broker, your broker does have discretionary voting authority under the new rules to vote your shares on the routine matter of ratification of KPMG LLP, even if the broker does not receive voting instructions from you. Accordingly, in the election of directors, which requires a plurality of votes, broker non-votes will have no effect, and in the proposal to ratify the appointment of our independent registered public accounting firm, broker non-votes will have no effect.

Other Matters

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the “Proxy Agents”), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of three Class I directors (William H. Cunningham, James E. Duffy and William J. Quinn), three Class II directors (James M. Piccone, Richard L. Covington and Robert M. Swartz) and three Class III directors (Nicholas J. Sutton, Kenneth A. Hersh and Thomas O. Hicks, Jr.). Our certificate of incorporation provides that a director will generally serve for a term that expires at the annual stockholders’ meeting three years after the date of his or her election. The term of the current Class I directors will expire at the Annual Meeting. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the “NYSE”) contemplate that the number of directors in each class will be approximately equal.

The Board has nominated Dr. Cunningham, Mr. Duffy and Mr. Quinn to stand for election at the Annual Meeting and to serve until the 2013 annual meeting or until their successors are duly elected and qualified. Directors whose terms of office will not expire at the Annual Meeting will continue in office for the remainder of their respective terms. Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board.

The Board has no reason to believe that Dr. Cunningham, Mr. Duffy or Mr. Quinn will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

The Board recommends a vote FOR the election of William H. Cunningham, James E. Duffy and William J. Quinn to the Board.

Board of Directors

The following table sets forth certain information as of April 20, 2010, regarding the composition of the Board, including the term of each director.

				Current
			Director	Term to
Name	Age	Position	Since	Expire

Nominees
Class I
William H. Cunningham	66	Director	2009	2010
James E. Duffy	59	Director	2009	2010
William J. Quinn	39	Director	2009	2010

Other Directors
Class II
Richard L. Covington	52	Director	2009	2011
James M. Piccone	59	President, General Counsel, Secretary	2009	2011
		and Director
Robert M. Swartz	57	Director	2009	2011

Class III
Kenneth A. Hersh	47	Director	2009	2012
Thomas O. Hicks, Jr.	32	Director	2009	2012
Nicholas J. Sutton	65	Chief Executive Officer and Director	2009	2012

Nominees

William H. Cunningham was elected to the Company’s Board of Directors in September 2009. Dr. Cunningham has been a member of the Audit Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009 was also a member of the Compensation and Corporate Governance/Nominating Committees. Dr. Cunningham was a director of Hicks Acquisition Company I, Inc. from October 2007 through September 2009. Since 1979, Dr. Cunningham has served as a professor of marketing at the University of Texas at Austin and he has held the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin since 1985. From 1983 to 1985 he was Dean of the College of Business Administration and Graduate School of Business of the University of Texas at Austin, from 1985 to 1992 he served as the President of the University of Texas at Austin, and from 1992 to 2000 he served as the Chancellor (Chief Executive Officer) of the University of Texas System. Dr. Cunningham currently serves on the Board of Directors of Lincoln National Corporation, a New York Stock Exchange listed holding company for insurance, investment management, broadcasting and sports programming businesses; Southwest Airlines, an airline listed on the New York Stock Exchange; and Lin Television, a New York Stock Exchange listed company that owns a number of television stations. Dr. Cunningham currently serves as a member of the Board of Trustees of John Hancock Mutual Funds. Dr. Cunningham received a Bachelor of Business Administration degree in 1966, a Master of Business Administration degree in 1967 and a Ph.D. in 1971, each from Michigan State University. Dr. Cunningham was president and chief executive officer of IBT Technologies, a privately held e-learning company, from December 2000 through December 2001. IBT Technologies filed for bankruptcy in December 2001 and has been liquidated. In determining Dr. Cunningham’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his academic experience in corporate governance matters in law schools and graduate business programs, his service on more than 20 corporate boards, including in many instances as chairman of the audit committee of public companies, and his experience and expertise in marketing and management.

James E. Duffy was elected to the Company’s Board of Directors in September 2009. Mr. Duffy has been a member of the Compensation and Audit Committees since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a co-founder and, since 2003, Chairman of StreamWorks Products Group, Inc., a private consumer products development company that manufactures products for the sport fishing, industrial safety, specialty tool and outdoor recreation industries. From 1990 to 2001, he served as Chief Financial Officer and Director of HS Resources, Inc. until its sale to Kerr-McGee Corporation. Prior to that time, he served as Chief Financial Officer and Director of a division of Tidewater, Inc. He was also a general partner in a boutique investment banking business specializing in the oil and gas business, and began his career with Arthur Young & Co in San Francisco. He is a certified public accountant. In determining Mr. Duffy’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his position as chief financial officer of two public oil and gas companies and his service as an audit manager for a major accounting firm with engagement responsibility for public and private entities.

William J. Quinn was elected to the Company’s Board of Directors in September 2009. Mr. Quinn has been a member of the Compensation Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is the Executive Vice President of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds, having served in those or similar capacities since 1998. He has been a member of the board of managers of Resolute Holdings, LLC (“Resolute Holdings”) since its founding in 2004. He currently serves on the investment committee of NGP Capital Resources Company, and is a director of Eagle Rock Energy Partners, L.P., and of its general partner, Eagle Rock Energy G&P, LLC. He also serves as a member of the board of numerous private energy companies. In determining Mr. Quinn’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his extensive experience and expertise in finance and in the energy industry.

Other Directors

Nicholas J. Sutton is the Chief Executive Officer and has been a director of the Company since the Company’s formation in July 2009. Mr. Sutton has been the Chief Executive Officer and a member of the board of managers of Resolute Natural Resources Company, LLC and related companies (“Predecessor Resolute”) and of Resolute Holdings since their founding in 2004. Mr. Sutton was a co-founder and the Chief Executive Officer of HS Resources, Inc., a New York Stock Exchange listed company, from 1978 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until the formation of Resolute Holdings in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. Currently, Mr. Sutton is a director of Tidewater, Inc., the owner and operator of the world’s largest fleet of vessels serving the global offshore oil industry, and a member of the Board of the St. Francis Memorial Hospital Foundation. He also is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists. In determining Mr. Sutton’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the oil and gas industry, his track record in growing public oil and gas companies, including managing acquisition programs, as well as his role in the founding of Resolute Holdings and the Resolute Transaction (as defined herein). In addition, Mr. Sutton has degrees in engineering and law, and has attended the Harvard Owner/President Management program, giving him expertise in all of the areas of importance to the Company.

James M. Piccone is the President, General Counsel and Secretary and has been a director of the Company since the Company’s formation in July 2009. Mr. Piccone has been the President, General Counsel, Secretary and a member of the board of managers of Predecessor Resolute and of Resolute Holdings since their formation in 2004. From January 2002 until January 2004, Mr. Piccone was Senior Vice President and General Counsel for Aspect Energy, LLC, a private oil and gas company. Mr. Piccone also served as a contract attorney for Aspect Energy from October 2001 until January 2002. Mr. Piccone served as Vice President—General Counsel and Secretary of HS Resources, Inc. from May 1995 until the acquisition of HS Resources by Kerr-McGee Corporation in August 2001. Mr. Piccone is admitted to the practice of law in Colorado and is a member of local and national bar associations. He is a member of the American Association of Corporate Counsel. In determining Mr. Piccone’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his management and legal expertise, his knowledge of the oil and gas industry and the role he played in the success of HS Resources and Resolute Holdings, including his role in the Resolute Transaction.

Richard L. Covington was elected to the Company’s Board of Directors in September 2009. Mr. Covington has been a member of the Compensation and Corporate Governance/Nominating Committees since September 25, 2009. He is a managing director of the Natural Gas Partners private equity funds. He has been a member of the board of managers of Resolute Holdings since its founding in 2004. Mr. Covington joined Natural Gas Partners (“NGP”) in 1997. Prior to joining NGP, Mr. Covington was a senior shareholder at the law firm of Thompson & Knight, LLP, in Dallas, Texas. Mr. Covington serves on the investment committee of NGP Capital Resources Company and as a director of numerous private energy companies. In determining Mr. Covington’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the legal and finance aspects of the oil and gas industry and his role as a key advisor to Predecessor Resolute from the founding of Resolute Holdings to the present.

Kenneth A. Hersh was elected to the Company’s Board of Directors in September 2009. Mr. Hersh has been a member of the Compensation and Corporate Governance/Nominating Committees since September 25, 2009. He is the Chief Executive Officer of NGP Energy Capital Management, L.L.C. and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1989. He has been a member of the board of managers of Resolute Holdings since its founding in 2004. Prior to joining Natural Gas Partners, L.P. in 1989, he was a member of the energy group in the investment banking division of Morgan Stanley & Co. He currently serves on the investment committee and as a director of NGP Capital Resources Company, serves as a director of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy Partners, L.P., and as a director of numerous private companies. In determining

Mr. Hersh’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in finance, investment banking and management in the energy industry and his extensive record of investing in and helping to develop numerous private and public oil and gas companies.

Thomas O. Hicks, Jr. was elected to the Company’s Board of Directors in September 2009. Mr. Hicks has been a member of the Corporate Governance/Nominating Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Compensation Committee. He was a vice president of Hicks Acquisition Company I, Inc. from February 2007 through September 2009 and was its secretary from August 2007 to September 2009. Mr. Hicks has served as a vice president of Hicks Holdings since 2005. Hicks Holdings is a Dallas-based family holding company for the Hicks family and a private investment firm which owns and manages assets in sports and real estate and makes corporate acquisitions. Mr. Hicks has served as Alternate Governor for the Dallas Stars Hockey Club. In 2004 and 2005, Mr. Hicks served as Director, Corporate and Suite Sales, for the Texas Rangers Baseball Club. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York based merchant banking firm. As an analyst, Mr. Hicks was involved in numerous private equity, mergers and acquisition, advisory and financial restructuring transactions. Mr. Hicks currently serves as the chairman of the Campaign for Children in Crisis for the Big Brother Big Sisters Organization of North Texas, and is on the boards of Big Brothers Big Sisters of North Texas, the Texas Rangers Foundation, Capital for Kids and is a member of Business Executives for National Security. In determining Mr. Hicks’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in sales, banking and management.

Robert M. Swartz was elected to the Company’s Board of Directors in September 2009. Mr. Swartz has been a member of the Audit Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Compensation and Corporate Governance/Nominating Committees. He was a senior vice president of Hicks Acquisition Company I, Inc. from September 2007 until September 2009, and currently serves as a managing director and partner of Hicks Equity Partners LLC. Mr. Swartz is on the Board of Directors of Anvita Health. From 1999 until 2007, Mr. Swartz served in various positions at Centex Corporation, a New York Stock Exchange home building company, serving as Senior Vice President of Strategic Planning and Mergers and Acquisitions from 1999 to 2000 and serving as Chairman and Chief Executive Officer of Centex HomeTeam Services from 2000 to 2007. From 1997 until 1999, Mr. Swartz served as Executive Vice President of FirstPlus Financial Group, Inc., a consumer finance company in Dallas, Texas. In 1996, Mr. Swartz served as president and chief executive officer of AMRE, Inc. a nationwide home services provider. From 1994 to 1995, Mr. Swartz served as President of Recognition International, an NYSE high-technology company, and previously served from 1990 to 1993 as that company’s chief financial officer. Mr. Swartz received a Bachelors of Science degree in accounting from the State University of New York in Albany in 1973 and a Master of Business Administration degree in finance from New Hampshire College in 1976. Mr. Swartz is a Certified Public Accountant. In determining Mr. Swartz’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in mergers and acquisitions, finance, accounting and management.

Director Nomination Arrangements

The Company was incorporated on July 28, 2009 to consummate a business combination with HACI, a Delaware corporation incorporated on February 26, 2007. HACI was formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. HACI’s initial public offering was consummated on October 3, 2007. HACI had neither engaged in any operations nor generated any operating revenue prior to the business combination with us.

On September 25, 2009 (the “Acquisition Date”), we consummated a business combination with HACI (the “Resolute Transaction”) under the terms of a Purchase and IPO Reorganization Agreement, dated as of August 2, 2009 (“Acquisition Agreement”) among the Company, HACI, Resolute Holdings Sub, LLC, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings and HH HACI, L.P., as amended. As a result of the Resolute Transaction, HACI became a wholly owned subsidiary of the Company. In addition, the Company owned, directly or indirectly, prior to the Resolute Transaction, and continues to own after the Resolute Transaction, 100% of the equity interests of Resolute Natural Resources Company, LLC (“Resources”), WYNR, LLC (“WYNR”), BWNR, LLC (“BWNR”), RNRC Holdings, Inc. (“RNRC”), and Resolute Wyoming, Inc. (“RWI”) (formerly known as Primary Natural Resources, Inc. (“PNR”)), and a 99.996% equity interest in Resolute Aneth, LLC (“Aneth”), (collectively, Resources, WYNR, BWNR, RNRC, Aneth and RWI are referred to as “Predecessor Resolute”). The entities comprising Predecessor Resolute prior to the Resolute Transaction were wholly owned by Resolute Holdings Sub, LLC (except for Aneth, which was 99.996% owned by Resolute Holdings Sub, LLC), which in turn is a wholly-owned subsidiary of Resolute Holdings. Under generally accepted accounting principles, HACI was the accounting acquirer in the Resolute Transaction.

Pursuant to the Purchase and IPO Reorganization Agreement the parties agreed that the initial board of directors of the Company would consist of (i) five members designated by Resolute Holdings/NGP, which members were Messrs. Sutton, Piccone, Hersh, Quinn and Covington, (ii) Thomas O. Hicks or his designee, which was Thomas O. Hicks, Jr., and (iii) two members to be proposed by Hicks Acquisition Company I, Inc., which were Messrs. Swartz and Cunningham, and one member to be proposed by Resolute Holdings Sub LLC, which was Mr. Duffy. Such arrangements have been superseded, with respect to Messrs. Duffy, Cunningham and Quinn, by the determination made by the Nominating/Corporate Governance Committee to nominate such persons for re-election at the Annual Meeting.

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and requests ratification of this appointment by our stockholders. KPMG has served as our independent registered public accounting firm since December 21, 2009. If our stockholders do not ratify the appointment of KPMG, the adverse vote would be considered as a direction to the Audit Committee to consider other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2010, will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

As previously reported, Resolute engaged in a business combination (the “Resolute Transaction”) with Hicks Acquisition Company I, Inc. (“HACI”), consummated on September 25, 2009. KPMG served as HACI’s independent registered public accounting firm prior to the Resolute Transaction. Under generally accepted accounting principles, HACI was the accounting acquirer. Deloitte & Touche LLP (“Deloitte & Touche”) was the auditor of Predecessor Resolute and of the Company prior to the Resolute Transaction and was retained in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009. Subsequent to the filing of the Form 10-Q for the period ended September 30, 2009, the Company elected to retain KPMG and to terminate the relationship between the Company and Deloitte & Touche. On December 16, 2009, the Company began the process of retaining KPMG to serve as its independent registered public accounting firm for the fiscal year ended December 31, 2009 and dismissed Deloitte & Touche.

KPMG accepted its appointment as the Company’s independent registered public accountants on December 21, 2009. The decision to retain KPMG and to terminate the relationship with Deloitte & Touche was made by the Company’s Audit Committee.

The reports of Deloitte & Touche on the balance sheet of the Company as of August 3, 2009, and on the financial statements of Predecessor Resolute as of and for the fiscal years ended December 31, 2008 and 2007 contained no adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles; except that the report on Predecessor Resolute for the fiscal year ended December 31, 2008 did contain a going concern uncertainty paragraph.

During the fiscal years ended December 31, 2008 and 2007, and during the subsequent interim period that began on January 1, 2009 and ended on December 16, 2009, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to such disagreements in their reports on the financial statements for such years; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2008 and 2007, and during the subsequent interim period that began on January 1, 2009 and ended on December 16, 2009, we did not consult with KPMG regarding either (i) the application of accounting principles to any specific completed or proposed transaction, or the type of audit opinion that might be rendered on our financial statements, nor did KPMG provide written or oral advice to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K). During such periods, KPMG was the auditor for HACI.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Fees Paid to Principal Accountants

The following table presents the aggregate fees billed for the indicated services performed by KPMG for the 2008 and 2009 fiscal years.

	2008	2009

Audit fees(1)	$—	$366,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$—	$366,500

(1)	Audit fees include fees for the audit of the financial statements for the fiscal year ended December 31, 2009, and issuance of consents, which were billed and paid in 2010.

Audit Committee Pre-Approval Policy

The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to the pre-approval policies.

Report of the Audit Committee

Our management is responsible for the preparation of our financial statements and our independent registered public accounting firm, KPMG LLP, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2009, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence; and

•	Reviewed and approved the services provided by KPMG.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 30, 2010.

AUDIT COMMITTEE:

Robert M. Swartz, Chairman
James E. Duffy
William H. Cunningham

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate or within the discretionary power they have been provided.

STOCK OWNERSHIP OF CERTAIN PERSONS

Security Ownership of Certain Beneficial Owners and Management

The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock par value $0.0001 per share (“Common Stock”) as of April 20, 2010, by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each Named Executive Officer (see “Executive Compensation — Summary Compensation Table”), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities.

For purposes of this beneficial ownership table, (x) “Earnout Shares” are shares of Common Stock subject to forfeiture, unless at any time prior to September 25, 2014, either (a) the closing sale price of Common Stock exceeds $15.00 per share for 20 trading days in any 30 trading day period or (b) a change in control event occurs in which Common Stock is valued at greater than $15.00 per share, (y) “Founder’s Warrants” are warrants that entitle the holder to purchase one share of Company Common Stock at a price of $13.00 per share, subject to adjustment, commencing any time after the last sale price of Common Stock exceeds $13.75 for any 20 days within any 30 day trading period prior to September 25, 2014, and (z) “Sponsor’s Warrants” are warrants which entitle the holder to purchase one share of Common Stock at a price of $13.00 per share at any time prior to September 25, 2014. For purposes of calculating beneficial ownership as of April 20, 2010, Earnout Shares and shares issuable on exercise of Sponsor’s Warrants are considered to be beneficially owned by the holders thereof, but shares issuable on exercise of Founder’s Warrants are not considered to be beneficially owned by such holders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

SPO Advisory Corp. 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	18,421,059	(2)	29.9%

Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305	4,542,222	(3)	8.5%

Thomas O. Hicks 100 Crescent Court, Suite 1200 Dallas, Texas 75201	10,036,923	(4)	17.4%

Advisory Research Energy Fund, L.P. 180 North Stetson St., Suite 5500 Chicago, IL 60601	3,766,466	(5)	6.8%

Advisory Research Inc. 180 North Stetson St., Suite 5500 Chicago, IL 60601	8,021,250	(6)	14.4%

Natural Gas Partners VII, L.P. 125 E. John Carpenter Fwy., Suite 600 Irving, TX 75062	10,284,318	(7)(8)(9)	18.5%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Resolute Holdings LLC 1675 Broadway, Suite 1950 Denver, CO 80202	3,718,433	(7)(9)	6.7%

Kenneth A. Hersh 125 E. John Carpenter Fwy., Suite 600 Irving, TX 75062	10,284,318	(7)(8)(11)	18.5%

Janet W. Pasque	243,233	(10)	*

William J. Quinn	0	(11)	*

James M. Piccone	266,243		*

James E. Duffy	1,373	(12)	*

Richard L. Covington	0	(11)	*

Theodore Gazulis	266,242	(13)	*

Thomas O. Hicks, Jr.	33,698	(12)(14)	*

Robert M. Swartz	141,448	(12)(15)	*

Dale E. Cantwell	254,738		*

Richard F. Betz	265,243	(16)	*

Nicholas J. Sutton	608,518		1.1%

William H. Cunningham	33,698	(12)(17)	*

All directors and executive officers as a group (13 persons)	12,398,752	(7)(8)(18)	22.3%

(1)	Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 53,160,375 shares of common stock outstanding as of April 20, 2010.

(2)	This disclosure is based on the Schedule 13D/A filed with the SEC on October 29, 2009 by SPO Advisory Corp. on behalf of SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., SPO Advisory Corp., John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. Messrs. Scully, Oberndorf, Patterson and McDermott are the four controlling persons of SPO Advisory Corp., which is the sole general partner of the sole general partners of SPO Partners II, L.P. and San Francisco Partners, L.P., and may be deemed to beneficially own the shares owned by SPO Partners II, L.P. and San Francisco Partners, L.P. Of these shares, SPO Partners II, L.P., through its sole general partner, SPO Advisory Partners, L.P., holds sole voting and dispositive power over 17,672,325 shares (9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise); SPO Advisory Partners, L.P., through its sole general partner, SPO Advisory Corp, and in its capacity as sole general partner of SPO Partners II, L.P., holds sole voting and dispositive power over 17,672,325 shares (9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise); San Francisco Partners, L.P., through its sole general partner, SF Advisory Partners, L.P., holds sole voting and dispositive power over 607,253 shares (327,500 shares of Company Common Stock and warrants covering 279,753 shares of Company Common Stock issuable upon exercise); SF Advisory Partners, L.P., through its sole general partner SPO Advisory Corp and in its capacity as sole general partner of San Francisco Partners, L.P. holds sole voting and dispositive power over 607,253 shares (327,500 shares of Company Common Stock and warrants covering 279,753 shares of Company Common Stock issuable upon exercise); SPO Advisory Corp, in its capacity as (i) sole general partner of SPO Advisory Partners, L.P., holds sole voting and dispositive power with respect to 9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise, and as (ii) the sole general partner of SF Advisory Partners, L.P. holds sole voting and dispositive power with respect to 327,500 shares of Company Common Stock and warrants covering 279,753 shares of Company Common Stock issuable upon exercise; and power is exercised through its four controlling persons, John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. John H. Scully holds sole voting power over 3,913 shares held in the John H. Scully Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Scully solely in his capacity as one of four controlling persons of SPO Advisory Corp. William E. Oberndorf holds sole voting and dispositive power over 135,788 shares held in the William E. Oberndorf Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Oberndorf solely in his capacity as one of four controlling persons of SPO Advisory Corp. William J. Patterson holds sole voting and dispositive power over 358 shares held in the William J. Patterson Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Patterson solely in his capacity as one of four controlling persons of SPO Advisory Corp. Edward H. McDermott holds sole voting and dispositive power over 1,422 shares held in the Edward H. McDermott Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. McDermott solely in his capacity as one of four controlling persons of SPO Advisory Corp.

(3)	This disclosure is based on a Schedule 13G/A filed by Pine River Capital Management L.P. on behalf of Brian Taylor and Nisswa Acquisition Master Fund Ltd. with the SEC on January 29, 2010. The reporting person shares voting and dispositive power over 4,542,222 shares with Brian Taylor and shares voting and dispositive power over 4,333,177 shares with Nisswa Acquisition Master Fund Ltd.

(4)	This disclosure is based on a (i) Schedule 13D/A filed by Thomas O. Hicks on behalf of HH-HACI, L.P. (“HH LP”), HH-HACI GP, LLC, (“HH LLC”, the general partner of HH LP) and Mr. Hicks, the sole member of HH LLC, and (ii) a Form 4 filed by HH LP, each of which was filed with the SEC on October 21, 2009. HH LLC has sole voting and dispositive power over 430 shares (which includes 124 Earnout Shares) and shared voting and dispositive power over 301,913 shares (which includes 87,093 Earnout Shares). HH LLC also owns 613 Founder’s Warrants. HH LP has sole voting and dispositive power over 301, 913 shares (which includes 87,093 Earnout Shares). HH LP also owns 429,636 Founder’s Warrants. Thomas O. Hicks has sole voting and dispositive power over 7,200,301 shares and shared voting and dispositive power over 2,836,622 shares. The

7,200,301 shares includes 730,894 Earnout Shares and 4,666,667 Sponsor’s Warrants. Mr. Hicks also owns 3,605,481 Founder’s Warrants. The 2,836,622 shares over which Mr. Hicks has shared voting and dispositive power include 430 shares of Company Common Stock held by HH LLC, 301,913 shares of Company Common Stock held by HH LP (each described above) and 2,534,279 shares of Company Common Stock held by Mr. Hicks’ charitable foundation and estate planning entities for his family. The 2,534,279 shares include 731,079 Earnout Shares. Mr. Hicks’ charitable foundation and estate planning entities also own 3,606,400 Founders Warrants. HH LLC disclaims beneficial ownership of shares of Company Common Stock owned by HH LP, except to the extent of its pecuniary interest. Mr. Hicks disclaims beneficial ownership of any shares held by other entities, except to the extent of his pecuniary interest.

(5)	This disclosure is based on a Schedule 13G/A filed by Advisory Research Energy Fund, L.P. with the SEC on February 12, 2010. Advisory Research Energy Fund, L.P. shares with its general partner, Advisory Research, Inc., voting and dispositive power over these shares, which include 2,516,466 shares underlying currently exercisable warrants. Advisory Research Energy Fund, L.P. claims beneficial ownership over 3,766,466 shares.

(6)	This disclosure is based on a Schedule 13G/A filed by Advisory Research Inc. with the SEC on February 12, 2010. Advisory Research Inc. shares voting and dispositive power over these shares, which include 2,516,466 shares underlying currently exercisable warrants. Advisory Research Inc. manages accounts that may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 8,021,250 shares. The interest of one such account, owned by Advisory Research Energy Fund L.P., relates to ownership over 3,766,466 shares, and is reported separately.

(7)	Based on (i) a Form 3 filed by Natural Gas Partners VII, L.P. (“NGP VII”) with the SEC on February 16, 2010, (ii) a Schedule 13D filed with the SEC on February 22, 2010 on behalf of Kenneth A. Hersh, NGP VII and Resolute Holdings and (iii) a Form 5 filed by Kenneth Hersh with the SEC on February 16, 2010. NGP VII shares voting and dispositive power over 4,008,152 shares and has sole voting and dispositive power over 6,276,166 shares. Securities beneficially owned are comprised as follows: (i) direct ownership of 6,276,166 shares of Company Common Stock distributed by Resolute Holdings to NGP VII on December 21, 2009 in a pro rata distribution by Resolute Holdings to its members for no consideration; (ii) indirect ownership of 289,719 shares of Company Common Stock owned directly by NGP-VII Income Co-Investment Opportunities, L.P. (“Co-Invest”) and received in a pro rata distribution by Resolute Holdings to its members for no consideration. NGP VII owns 100% of NGP Income Management, L.L.C., which is the sole general partner of Co-Invest. NGP VII may be deemed to be the indirect beneficial owner of the 289,719 shares of Company Common Stock owned by Co-Invest; (iii) indirect ownership of 1,385,100 shares of Common Stock (including 1,385,000 Earnout Shares) owned by Resolute Holdings. NGP VII and Co-Invest own approximately 71% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the Common Stock owned by Resolute Holdings; (iv) indirect ownership of 2,333,333 Sponsor’s Warrants owned by Resolute Holdings. Resolute Holdings also owns 4,600,000 Founder’s Warrants. NGP VII may be deemed to be the indirect beneficial owner of Earnout Shares and warrants owned by Resolute Holdings. NGP VII disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

(8)	Includes 10,284,318 shares over which Mr. Hersh has shared voting and dispositive power. Mr. Hersh is an Authorized Member of GFW VII, L.L.C., which is the sole general partner of G.F.W. Energy VII, L.P., which is the sole general partner of NGP VII. Thus, Mr. Hersh may be deemed to indirectly beneficially own all the Company Common Stock directly and/or indirectly deemed beneficially owned by NGP VII. Mr. Hersh disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(9)	Resolute Holdings has sole voting and dispositive power over 3,718,433 shares, consisting of (i) 1,385,000 Earnout Shares, (ii) 100 shares of Company Common Stock and (iii) 2,333,333 Sponsor’s Warrants. Resolute Holdings also owns 4,600,000 Founder’s Warrants. NGP VII and Co-Invest own approximately 71% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the Common Stock, Earnout Shares and warrants owned by Resolute Holdings.

(10)	All shares are held in a trust over which the reporting person is a co-trustee.

(11)	Messrs. Hersh, Quinn and Covington have waived their director compensation that would have been paid through the issuance of Company Common Stock on March 16, 2010.

(12)	Includes 1,373 shares of restricted stock granted pursuant to the 2009 performance incentive plan. 343 shares vested on the date of grant, March 16, 2010, 343 shares vest on the first and second anniversaries of the date of grant, and 344 shares vest on the third anniversary of the date of grant.

(13)	Includes 227, 780 shares held by the reporting person in a revocable trust.

(14)	Includes (i) 23,000 shares of Company Common Stock and (ii) 9,325 Earnout Shares. Excludes 45,999 Founder’s Warrants.

(15)	Includes (i) 99,666 shares of Company Common Stock and (ii) 40,409 Earnout Shares. Excludes 199,332 Founder’s Warrants.

(16)	Includes 46,692 shares held by the reporting person in custodial accounts.

(17)	Includes (i) 23,000 shares of Company Common Stock and (ii) 9,325 Earnout Shares. Excludes 46,000 Founder’s Warrants.

(18)	Includes 4,120 shares of restricted stock that are subject to future vesting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2009, except as follows: Resolute Holdings, LLC, a beneficial owner of more than 10% of our common stock, filed one late Form 4; Natural Gas Partners VII, a beneficial owner of more than 10% of our common stock, filed one late Form 3; and Kenneth A. Hersh, a director, filed one late Form 5.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to directors, officers and employees that complies with the rules and regulations of the NYSE and SEC. The Code of Ethics is posted on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” All amendments to, and waivers granted under, the Company’s code of ethics will be disseminated on the Company’s website in the manner required by SEC and NYSE rules.

CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction of its Board of Directors. In connection with its oversight of the Company’s operations and governance, the Board of Directors has adopted, among other things, the following:

•	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

•	Charters of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee of the Board of Directors;

•	an Insider Trading Policy to facilitate compliance with insider trading regulations;

•	an Audit Committee Whistleblower Policy to allow directors, officers and employees (i) to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) provides for the receipt of complaints regarding accounting, internal controls or auditing; and

•	a Stockholder and Interested Parties Communication Policy pursuant to which holders of our securities and other interested parties can communicate with the Board of Directors, Board Committees and/or individual directors.

Other than the Insider Trading Policy, each of these documents can be viewed on the Company’s website, available at: www.resoluteenergy.com under the “Investor Relations” tab, subheading “Corporate Governance. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. The Board held two meetings in 2009 and acted nine times by written consent. On and after September 25, 2009, when the current board took office, the board met one time and acted two times by written consent. No director, during his period of service in 2009, attended fewer than 75% of the total number of meetings of the Board and committees on which he served. Directors are encouraged, but not required, to attend the Annual Meeting. Because the Company was formed in July 2009, no annual stockholders’ meeting was held in 2009.

Director Independence

Under the rules of the NYSE, a majority of the members of the Board of Directors and all of the members of certain committees must be composed of “independent directors,” as defined in the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual who has a relationship, which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Additional independence and qualification requirements apply to our directors serving on certain committees. As discussed under ‘‘—Board Committees,” the Company has standing Audit, Compensation and Corporate Governance/Nominating Committees, each of which is composed entirely of independent directors, under each of the applicable standards. The Company’s Board of Directors has determined that, other than Messrs. Sutton and Piccone, each member of the Board of Directors is independent under the NYSE rules. In making that determination, the Board of Directors considered the relationships of Messrs. Swartz and Hicks with HACI and HH-HACI, L.P., and the relationships of Messrs. Hersh, Covington and Quinn with various NGP entities.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are described below.

Audit Committee

The Company has a separately designated Audit Committee, the members of which are Messrs. Duffy, Cunningham and Swartz, with Mr. Swartz serving as Chairman. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices and policies, and to serve as an independent and objective party to monitor the financial reporting process. The Board of Directors has determined that each of Mr. Swartz, Mr. Duffy and Dr. Cunningham qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent for purposes of SEC Rule 10A-3, and “financially literate” for purposes of applicable NYSE rules. See “Proposal One — Election of Directors — Board of Directors” for a summary of the business experience of each member of the committee. During 2009, the Audit Committee held eight meetings.

Compensation Committee

The Company has a separately designated Compensation Committee, which currently consists of Messrs. Duffy, Covington, Hersh and Quinn, with Mr. Duffy acting as Chairman. The Compensation Committee’s primary function is to discharge the Board of Director’s responsibilities relating to the compensation of our CEO and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives for setting CEO compensation, evaluates the performance of the CEO in light of those goals and objectives and sets the compensation of the CEO. No compensation consultants were engaged in 2009. In February 2010, the Company engaged Effective Compensation, Inc. as its compensation consultant. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code. During 2009, the Compensation Committee held one meeting and acted once by written consent.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee, the members of which are Messrs. Covington, Hersh and Hicks, with Mr. Covington serving as Chairman. The primary function of the Corporate Governance/Nominating Committee is to assist the Board of Directors with identifying, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, (ii) reviewing, evaluating and recommending changes to the Company’s corporate governance guidelines and (iii) monitoring and overseeing matters of corporate governance, including the evaluation of Board and management performance and the “independence” of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2009, the Corporate Governance/Nominating Committee held one meeting.

Director Nominations

The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should send complete information regarding the candidate to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202. The information provided with respect to the nominee should include five years of professional background, academic qualifications, whether the nominee has been subject to any legal proceedings in the past ten years, the relationship between the security holder and the nominee, and any other specific experience, qualifications, attributes or skills that qualify the nominee for the Board. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

•	have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•	be highly accomplished in his or her field, with superior credentials and recognition and broad experience at the administrative or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience and be able to offer guidance and advice to the chief executive officer based on that expertise and experience;

•	with respect to a majority of directors, be independent and able to represent all stockholders and be committed to enhancing long term stockholder value; and

•	have sufficient time available to devote to the activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The committee does not have a formal policy with respect to the consideration of diversity when assessing director nominees, but considers diversity as part of its overall assessment of the Board’s functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Non-Management Sessions

The Board schedules regular executive sessions involving exclusively non-management directors, as required by NYSE rules, at the time of each in-person board meeting. Mr. Covington, as our lead independent director, presides at all such executive sessions.

Interested Parties Communications Policy

In recognition of the importance of providing all interested parties, including but not limited to, the holders of Resolute securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties Communication Policy, a copy of which is available on our website. Pursuant to the policy, interested parties may direct correspondence to the Board, or to any individual director and the lead independent director by mail to the following address: Resolute Energy Corporation, Attn: Lead Independent Director, 1675 Broadway, Suite 1950, Denver, CO 80202.

Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Resolute securities held by the person submitting the communication, if any, and/or the nature of the person’s interest in Resolute, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

Any proposal that a stockholder wishes to include in proxy materials for our 2011 annual meeting of stockholders must be received no later than January 10, 2011 and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2011 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.7 of our bylaws, and must be received at our principal executive offices no earlier than February 10, 2011, and no later than March 12, 2011, in each case assuming that the 2011 annual meeting is held on the anniversary of the Annual Meeting. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 2.7 of our bylaws.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after March 12, 2011 that is intended to be presented at the 2011 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Board Leadership Structure and Risk Management

Our Board of Directors currently consists of nine directors, all of whom, other than Messrs. Sutton and Piccone, have been determined to be “independent directors” under the rules of the NYSE. Mr. Sutton has served as CEO since the Company became a public company in September 2009, was Chief Executive Officer of Resolute Holdings from its inception in 2004, and was instrumental in the completion of the Resolute Transaction. He is most familiar with the Company’s properties and, based on his years as chairman and chief executive officer of HS Resources from 1978 to 2001, has demonstrated skills in building and leading a public oil and gas company. Accordingly, the Board of Directors believes that he is uniquely qualified to be the person who sets the agenda for, and leads discussion of, strategic issues for the Company. Our Lead Independent Director, Mr. Covington, presides over executive sessions of the independent directors, which occur at the time of each in-person board meeting. The Board appointed Mr. Covington as the Lead Independent Director in March 2010. In such capacity, Mr. Covington reviews agendas for Board meetings, reviews with Mr. Sutton annual goals and objectives for the Company, and consults with the Board regarding its evaluation of the performance of the CEO. The Board believes that its supermajority of independent directors and other aspects of its governance provides appropriate independent oversight to Board decisions.

The Board of Directors oversees the risks involved in the Company’s operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. While the charters of the Compensation and Corporate Governance/Nominating Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Current Executive Officers

The following table sets forth certain information as of April 20, 2010, regarding the current executive officers of the Company.

Name	Age	Position

Nicholas J. Sutton	65	Chief Executive Officer and Director

James M. Piccone	59	President, General Counsel, Secretary and Director

Richard F. Betz	48	Senior Vice President, Strategy and Planning

Dale E. Cantwell	54	Senior Vice President, Operations

Theodore Gazulis	55	Senior Vice President and Chief Financial Officer

Janet W. Pasque	52	Senior Vice President, Land and Business Development

Nicholas J. Sutton — See “Proposal One — Election of Directors — Board of Directors” for Mr. Sutton’s biography.

James M. Piccone — See “Proposal One — Election of Directors — Board of Directors” for Mr. Piccone’s biography.

Richard F. Betz has been Senior Vice President of the Company since September 25, 2009, and was Vice President — Business Development of the Company from July 2009 to September 2009. He has been Vice President, Business Development of Predecessor Resolute and Resolute Holdings since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years.

Dale E. Cantwell has been Senior Vice President, Operations of the Company since September 25, 2009, and was Vice President — Operations of the Company from July 2009 to September 2009. He has been Vice President, Operations of Predecessor Resolute and Resolute Holdings since their founding in 2004. From March 2003 to January 2004, Mr. Cantwell was a private investor. After the acquisition of HS Resources by Kerr-McGee Corporation in August 2001 until February 2003, Mr. Cantwell was Vice President of Kerr-McGee Rocky Mountain Corporation. Prior to that, Mr. Cantwell was Vice President of Operations for HS Resources D-J Basin District. From 1979 until joining HS Resources in 1993, he worked for Amoco Production Company in various engineering and marketing capacities. Mr. Cantwell is a member of the Society of Petroleum Engineers.

Theodore Gazulis has been Senior Vice President and Chief Financial Officer of the Company since September 25, 2009, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He has been Vice President — Finance, Treasurer and Assistant Secretary of Predecessor Resolute and Resolute Holdings since their founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies, serving on the Board of Directors of Contour Energy Co. and performing the functions of the Chief Financial Officer of Venoco, Inc. on a consulting basis. Prior to joining

HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Janet W. Pasque has been Senior Vice President, Land and Development of the Company since September 25, 2009, and was Vice President — Land of the Company from July 2009 to September 2009. She has been Vice President, Land of Predecessor Resolute and Resolute Holdings since their founding in 2004. Ms. Pasque was a Vice President of HS Resources where she had responsibility for the land department and joint responsibility for the company’s exploration activities from 1993 until the company’s acquisition by Kerr-McGee Corporation in late 2001. Subsequent to the HS Resources acquisition by Kerr-McGee, Ms. Pasque managed the land functions at Kerr-McGee Rocky Mountain Corp. until early 2003. Ms. Pasque served as a land consultant from 2003 until the founding of Resolute Holdings in 2004. Prior to joining HS Resources in 1993, Ms. Pasque worked for Texaco Inc. and Champlin Petroleum Company. Ms. Pasque is a member of the American Association of Professional Landmen.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer and four other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers from September 25, 2009, the date the Company became a public reporting entity, through December 31, 2009.

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)		($)	($)	($)	($)	($)		($)

Nicholas J. Sutton(1)(2)(5)	2009	$191,827	$138,111	(3)	—	—	—	—	14,700	(4)	$344,638
Chief Executive Officer

James M. Piccone(1)(2)(5)	2009	$102,308	$100,611	(3)	—	—	—	—	15,508	(4)	$218,427
President, General Counsel

Theodore Gazulis(1)(2)	2009	$88,846	$88,111	(3)	—	—	—	—	14,700	(4)	$191,657
Chief Financial Officer and Senior Vice President

Richard F. Betz(1)(2)	2009	$88,846	$75,000		—	—	—	—	—		$163,846
Senior Vice President, Strategy and Planning

Dale E. Cantwell(1)(2)	2009	$88,846	$88,111	(3)	—	—	—	—	15,508	(4)	$192,465
Senior Vice President, Operations

Janet W. Pasque(1)(2)	2009	$88,846	$88,111	(3)	—	—	—	—	15,508	(4)	$192,465
Senior Vice President, Land and Business

(1)	Each of the executive officers assumed such position with the Company upon completion of the Resolute Transaction on September 25, 2009, at which time the Company became a reporting company pursuant to the Securities Exchange Act of 1934. Prior to that time, each executive officer was employed by Predecessor Resolute, and, in that capacity, received the following salary and other compensation for the period from January 1, 2009 through September 24, 2009:

Salary and Other Compensation	Salary	All Other Compensation

Nicholas J. Sutton	$71,346	—

James M. Piccone	$120,481	$2,201	(4)

Theodore Gazulis	$120,481	—

Richard E. Betz	$120,481	—

Dale E. Cantwell	$120,481	$2,201	(4)

Janet W. Pasque	$120,481	$2,201	(4)

(2)	Each of the executive officers is also an officer of Resolute Holdings, and has received equity and other compensation in such capacity. Such compensation is not included in the above table.

(3)	$13,111 of the bonus relates to matching 401(k) contributions that would have been made in 2009 in respect of 2008 employee contributions in accordance with policies of Predecessor Resolute. Because Predecessor Resolute had

suspended its matching contributions in 2009, the Company determined to pay the amount of such matching contributions in the form of a cash payment.

(4)	Consists of (i) contributions pursuant to the Company’s 401(k) plan to match employee contributions made in 2009 and (ii) the value of parking paid for by the Company. The 401(k) matching contribution was paid in 2010, but accrued on the Company’s financial statements in 2009.

(5)	Mr. Sutton and Mr. Piccone are also directors of the Company but received no compensation for their services as directors.

2009 Grants of Plan-Based Awards

The Company has one equity incentive plan, the 2009 Performance Incentive Plan (the “Plan”), pursuant to which the Company may grant stock options, restricted stock, restricted stock units and stock appreciation rights to executive officers and directors. The Plan provides for the issuance of up to 2,657,744 shares of common stock. No plan-based awards were made to the Named Executive Officers in 2009.

Outstanding Equity Awards at Fiscal Year End

Named executive officers had no outstanding equity awards under the Plan at December 31, 2009.

Option Exercises and Stock Vested in 2009

No options to purchase Company Common Stock were exercised by Named Executive Officers in 2009, and no options held by Named Executive Officers vested in 2009.

2009 Pension Benefits

The Company has no defined benefit pension plans.

2009 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2009, the Company had no nonqualified plan that provides for deferral of compensation to Named Executive Officers.

Potential Payments Upon Termination or Change of Control of Resolute

There are currently no agreements under which the Named Executive Officers would be entitled to receive payments upon termination or upon a change of control of the Company. Predecessor Resolute is a party to agreements with the Named Executive Officers giving it the right, in its sole discretion, to make severance payments to any executive officer for up to eighteen months following termination other than for Cause (as defined), or upon voluntary resignation following a reduction in annual salary. Severance payments, if made, would be equal to the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive is prohibited from engaging in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of Predecessor Resolute. Upon the consummation of the Resolute Transaction, these agreements became agreements of Resolute. The following table illustrates the amounts that would be payable to the executive officers assuming that (i) the executive officer was terminated as of December 31, 2009, and (ii) Resolute elected to make the severance payments for the full eighteen month period.

Name	Total Severance Payment

Nicholas J. Sutton	$750,000
James M. Piccone	$525,000
Richard F. Betz	$450,000
Dale E. Cantwell	$450,000
Theodore Gazulis	$450,000
Janet W. Pasque	$450,000

On May 7, 2010, the Board granted restricted stock to certain of the Named Executive Officers. The restricted stock was granted under the 2009 Performance Incentive Plan, which provides that upon the occurrence of certain Change of Control Events, restricted stock will become fully vested. See “Compensation Discussion and Analysis—Long Term Incentive Compensation” for a description of the restricted stock grants to Named Executive Officers.

Compensation Discussion and Analysis of the Company

The Company began operations on September 25, 2009, and the Board of Directors and Compensation Committee assumed their positions at that date. Prior to that date, the Company was not a public company, and compensation decisions were made by the managing members of Predecessor Resolute.

Overview of the Company’s Compensation Program. The Company’s Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors has delegated to the Compensation Committee of the Board of Directors its responsibilities with respect to development of a compensation program and implementation of that program. The Compensation Committee will be solely responsible for determining the compensation of the CEO and will make recommendations to the Board of Directors regarding the compensation of other executive officers. It will also administer equity incentive plans, and make recommendations to the Board of Directors regarding awards under the Incentive Plan. Generally, the types of compensation and benefits that are provided to the Company’s executive officers are similar to those provided to the Company’s other officers and employees. The Company does not have compensation plans that are solely for executive officers. Those officers whose compensation elements and amounts are specifically listed in the Company’s proxy statement are referred to in this discussion as the “Named Executive Officers.”

The CEO plays a key role in determining executive compensation for the other Named Executive Officers and other officers. The CEO attends the meetings of the Compensation Committee at which executive compensation is being discussed and makes recommendations to the Committee. In arriving at his recommendations, the CEO evaluates the performance of each executive and solicits input from the peers of such executives and others, if necessary. This evaluation is shared with the Committee and forms the basis for the recommendation. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Compensation Philosophy and Objectives. The Company believes that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of the Company’s short-term and long-term strategic goals. As a result, the Company’s compensation philosophy is to provide all employees (except those covered by union contracts that limit the Company’s flexibility in matters related to compensation), with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and encourage employees to maximize stockholder value.

Under this philosophy, all Company employees (with the exception noted above), have aligned interests. When establishing its total compensation, the Company has the following objectives:

•	To attract, retain and motivate highly qualified and experienced individuals;

•	To provide financial incentives, through an appropriate mix of fixed and variable pay components, to achieve the organization’s key financial and operational objectives;

•	To ensure that a portion of total compensation is “at risk” in the form of equity compensation; and

•	To offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

It is the Committee’s policy to provide incentives that promote both our short term and long term financial objectives that are appropriate to the nature of our assets. Base salary and short term incentive compensation are designed to reward achievement of short term objectives, while the long term incentive compensation is intended to encourage employees, particularly executives, to focus on our long term goals. Salary, annual cash bonuses and equity awards are the primary components of our compensation program and we believe that attention to all three elements is important to retain our existing personnel and to attract and hire new employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s dedication and demonstrated contributions to our value, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

We consider an inability to attract or retain qualified motivated employees as a significant risk for the Company as we operate in a highly competitive industry. In approving elements of the compensation program, the Compensation Committee and the Board prefer a balancing of factors, so that no single performance metric becomes an overriding influence. For that reason, the incentive compensation program described below balances a number of metrics. Our Long Term Incentive Program, also described below, provides for vesting over a four year period in order to mitigate against a short term focus at the expense of long-term results by our senior executives, including the Named Executive Officers.

Role of Compensation Consultant. The Compensation Committee, which has sole authority to retain and terminate any compensation consulting firm, independently retains a compensation consultant to assist in deliberations regarding executive compensation. In February 2010 the Compensation Committee engaged Effective Compensation, Inc. (“ECI”), an independent compensation consultant, to advise with respect to development of a comprehensive compensation philosophy and practices for executives and other employees. The Committee sought advice from ECI regarding base salary, annual bonus, the nature and amount of long-term incentives, performance measures for short-term and long-term incentives, identification of representative peer groups and general market data. ECI evaluated our executive compensation and recommended continued focus on total direct compensation as a means to achieve the compensation objectives outlined above while remaining competitive with the external market.

In February 2010, ECI provided the Committee with a selection of possible peer companies for discussion purposes for use as part of its compensation evaluation process. These companies were selected based on their size, as measured by market capitalization, and an assessment that they are reasonably comparable to the Company in terms of business scope and objectives in the upstream oil and gas segment. The following companies comprise the peer group jointly selected by ECI and the Committee and utilized by the Committee:

Berry Petroleum Company	Petroleum Development Corporation
Bill Barrett Corporation	PetroQuest Energy Inc.
Carrizo Oil & Gas Inc.	St. Mary Land & Exploration Company
Comstock Resources, Inc.	Stone Energy Company
Mariner Energy, Inc.	Swift Energy Company
Penn Virginia Corporation

The Compensation Committee may make modifications to the peer group from time to time due to consolidations within, and to accommodate new companies entering, the oil and gas exploration and production industry, or for other reasons. The Committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the Company to assist in formulating compensation that maintains the Company’s ability to compete for top executives. The Compensation Committee does not formally “benchmark” the compensation of our executive officers against the compensation of executives in the peer group.

Setting the Company’s Executive Compensation. Executive compensation is reviewed by the

Compensation Committee no less frequently than annually. Compensation is expected to be based on the foregoing objectives, and to include as integral components base salary and annual and long-term incentive-based cash and non-cash compensation. In performing its compensation reviews and making its compensation decisions regarding the compensation of the Company’s chief executive officer and other executive officers, the Compensation Committee will conduct an ongoing review of compensation data from the peer group.

In establishing executive compensation, base salaries are expected to be targeted near the midpoint of a range established by this peer review, although adjustments are made for such things as experience, market factors or exceptional performance, among others, and potential total compensation, including annual incentive compensation, are expected to be at the upper range of total compensation at comparable companies if performance targets are met. Annual cash incentive and equity incentive awards will be designed to reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and to balance rewards for short-term and long-term performance.

Long-term incentive compensation will be used to reward and to encourage long-term performance and an alignment of interests between the individual and the organization. Long-term incentive grants will be used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. To the extent that business success makes long-term incentive awards more valuable, an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data.

In determining the allocation between cash short-term and non-cash long-term incentive compensation for executive officers, the Compensation Committee engages in an individual analysis for each executive. Factors affecting compensation include:

(i)   The Company’s annual performance;

(ii)  Impact of the employee’s performance on the Company’s results;

(iii)	The Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and

(iv) Internal equity.

The Committee also takes into consideration the fact that, although our officers are responsible for specific business functions, together they share responsibility for the performance of the Company. As we seek to attract and retain the best talent available, we also wish to have employees view employment at the Company as a career decision. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders. We have an experienced executive team that has been in the oil and gas industry for thirty years or more, and we believe that our future success will be enhanced by retaining these experienced employees through our compensation philosophy and practices.

We believe that the proportion of total compensation that is performance-based, and therefore “at risk,” should increase with an individual’s level of responsibility. Therefore, long-term incentive compensation grants will typically represent a larger proportion of the total compensation package as the level of responsibility of the executive increases. For the chief executive officer, long term incentive grants are typically the largest element of the total compensation package. Executive officers generally receive the same benefits as other employees, although not necessarily in the same mix or amounts.

Executive Compensation Components. The principal components of compensation for executive officers are:

•	Base salary;

•	Cash bonus;

•	Long-term incentive compensation; and,

•	401(k) and other benefits.

Relative Size of Major Compensation Elements. The combination of base salary, annual cash incentives and equity awards comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives. The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not award an equity grant. The Compensation Committee may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Timing of Compensation Decisions. It is expected that all elements of the executive officers’ compensation will be reviewed each February, including a review of financial, operating and personal objectives with respect to the prior year’s results. At that time, the financial, operating and personal objectives and performance targets will be determined for the current year. The Board of Directors or the Compensation Committee may, however, review salaries or grant equity incentives at other times in connection with new appointments or promotions or other extraordinary events that occur during the year, or under other circumstances that it deems appropriate.

Base Salary. The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are based upon each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contribution to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. The Compensation Committee’s evaluation of each executive officer’s performance is subjective; no specific written criteria or formulas, and no pre-determined targets, are used in determining base salary. The factors considered in compensation decisions are not weighted, but are viewed collectively. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed each year. The Committee is responsible for determining the base salary for the Chief Executive Officer, and the Chief Executive Officer recommends the base salary for the other executive officers. Other executive officers recommend the base salary for all employees that are in the executive officer’s area of responsibility. The Chief Executive Officer, the President and the Chief Financial Officer review the recommendations for salaries and bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all employees from the Chief Executive Officer and approves them or adjusts them as it deems appropriate.

Base salaries for each of the Named Executive Officers were reset in the fall of 2009 following the consummation of the Resolute Transaction, as follows: base salary levels for Messrs. Betz, Cantwell and Gazulis and Ms. Pasque were set at $300,000, for Mr. Piccone at $350,000, and for Mr. Sutton at $500,000. This decision reflected increased responsibilities associated with public company status, as well as other factors. The Compensation Committee reviewed survey data compiled by a third party of publicly available information of salary levels for executives at companies in the oil and gas industry with a market capitalization comparable to that of the Company. In addition, the Compensation Committee considered the then current salary levels of executives. Prior to the Resolute Transaction in 2009, all Named Executive Officers had been executive officers of Resolute Holdings. Each executive had an annual salary of $175,000 per year, which reflected private company salary, and equity arrangements for a start-up company that were no longer applicable to a much larger, public company. Salaries had been unchanged since 2004, and these levels were not considered competitive with market rates. In addition, executives had foregone salary increases and had agreed to salary reductions in 2009 from agreed levels in response to reduced cash flow of Resolute Holdings due to significantly lower oil and gas product prices during that period of time.

For 2010, the Committee concluded that the wage adjustments made effective in September 2009 would remain in place without further change. Absent unusual circumstances, base salaries will be reviewed again in early 2011.

Cash Bonus. Annual cash bonuses will be performance-based and are intended to promote achievement of our business objectives of increasing stockholder value. All eligible employees participate in an annual bonus plan with the same performance objectives as those used for executive officers. The annual bonus awards for 2011 and thereafter are also intended to assist executives in meeting income tax obligations associated with vesting of restricted stock, which is a significant component of the executives’ compensation, so that executives are not forced to sell their stock to meet tax obligations and are able to maintain their equity positions in the Company.

Cash bonuses to executive officers will be made at the direction of the Board of Directors. Cash bonuses totaling $578,055 were awarded in December 2009 to the Named Executive Officers for services during 2009. Each bonus was equal to approximately one quarter of each executive’s annual salary at year-end 2009, subject to certain adjustments and special considerations. Mr. Sutton received a bonus of $138,100, Mr. Piccone a bonus of $100,600, Messrs. Gazulis and Cantwell and Ms. Pasque each received bonuses of $88,100, and Mr. Betz received a bonus of $75,000. Factors considered in awarding this bonus included the exemplary efforts made by such executives in completing the Resolute Transaction and in transitioning to public company status. In addition, the bonuses took into consideration the salary reductions agreed to by the executives in 2009: Mr. Sutton had agreed to a 50% reduction in his salary from February 2009 and other executives had agreed to a 10% reduction in salary from April 2009. The Committee also considered, in determining the amount of the bonuses, that the Company’s normal policy of matching employee 401(k) contributions had been suspended in 2009 (with respect to 2008 contributions) and that Named Executive Officers received no bonus in 2009 for services in 2008.

Similar to base salaries, the Committee is responsible for determining the bonus for the Chief Executive Officer, and the Chief Executive Officer recommends the annual bonus for each other executive officer. Other executive officers recommend the annual bonus for all employees that are in that executive officer’s area of responsibility. The Chief Executive Officer, the President and the Chief Financial Officer review the recommendations for bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all executives from the Chief Executive Officer and approves them or adjusts them as it deems appropriate.

The Committee expects that future year-end cash bonuses would range from 0% to 150% of each executive’s annual base salary, depending on an executive’s position of responsibility. Bonuses will reflect the Committee’s assessment of whether performance goals established for the executives have been achieved. Another important factor to be considered is the income tax liability that our executive officers will incur upon the vesting of restricted stock grants in 2011 and thereafter, as it is expected that required tax withholdings on vesting will in some cases equal or exceed an executive’s annual bonus. The payment of bonuses adequate to cover tax costs encourages executives to retain their vested shares.

For 2010, the Committee implemented a program that set bonus targets, which are a percentage of base salary, for the senior executives and decided which performance metrics would be used to determine whether bonus awards will be less than (the “threshold level”), equal to or greater than (the “stretch level”) the target percentage. The target awards for our Named Executive Officers, as a percentage of each executive’s base salary, are as follows: CEO—100%, President—85%, Senior Vice Presidents—70%, other officers—50%. Threshold levels are 50% below target and stretch levels are 50% above target.

The Committee will establish a bonus pool equal to each eligible employee’s target bonus percentage multiplied by that employee’s base salary (the “Bonus Pool”). Fifty percent of the Bonus Pool will be allocated to the “Performance Metrics Pool.” The Performance Metrics Pool may be increased or decreased depending on how the Company has performed as measured against certain pre-established parameters. In determining which performance metrics to use to in evaluating this portion of bonus awards, the Committee concluded that short-term incentive compensation should be based on achievement of operational objectives rather than measures such as total shareholder return that can be greatly influenced by factors outside of any individual’s influence or control. Longer term performance metrics are more appropriate for the long-term incentive plan. For 2010, the Committee will utilize three key performance metrics: Production, Lease Operating Expense, and General and Administrative Expense.

Although the Committee did not identify specific levels of these metrics that would trigger the threshold, target and stretch bonus payments, performance criteria for the target bonus are generally at the midpoint of the range of our public guidance, with the threshold and stretch bonuses being payable for performance that is less than or exceeds those expectations. In some cases, performance metrics may be adjusted during the year based on changes in our business, such as increased costs or commodity prices or as a result of an acquisition or disposition. Performance that would qualify for bonuses at the threshold level is expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level is believed to be achievable with additional effort. Performance that would qualify for bonuses at the stretch level is believed to be achievable with extraordinary efforts.

A fourth metric that will be used in the determination of the size of the Performance Metric Pool is the Company’s success in advancing its capital and strategic projects on time and on budget. The Committee has identified several key initiatives that will be evaluated as part of this metric, including Aneth Phase IV CO2, Aneth gas plant construction engineering, Aneth compression reconfiguration, and execution of plans to drill wells in the Williston Basin.

Generally the Performance Metric Pool will be divided among eligible participants on a formulaic prorata basis, although the Committee reserves the ability to adjust individual participants’ awards as the result of extraordinary individual contribution or lack thereof.

The other fifty percent of the Bonus Pool will be increased or decreased and allocated according to management’s and the Committee’s assessment of individual and group performance measured against defined goals and objectives. This portion of the bonus determination is more subjective than the performance metrics described above, which are inherently more formulaic, but the Committee believes that motivating and rewarding superior performance is not a matter of “one size fits all.” Effective discretion in this regard is a significant component of good management.

Long-Term Incentive Compensation. The Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”) in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan is 2,657,744. No awards were made in 2009.

The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of incentive awards. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders. In particular, long term incentive compensation is awarded to employees who are important for us to retain to accomplish our strategic goals over the longer term. As with base salary and short term incentive compensation, the long term awards granted to each recipient are determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee’s ability to add value to our enterprise and the compensation data of our peer group.

On May 5, 2010, the Compensation Committee met for the purpose of determining and approving awards of restricted stock for certain of the Named Executive Officers and other employees. In evaluating 2010 LTI awards, the Committee reviewed and considered peer group data as well as other survey data presented by ECI. However, the Committee initially considered that, since no awards had been made under the Incentive Plan, the goal of motivating employees to contribute to the long-term growth of the Company and participating fully in that growth through equity participation was not being met. Because the Company only became a public reporting company in September 2009, it was required to completely restructure the equity compensation component of compensation, starting with a clean-slate. Accordingly, the Committee considered that it was not appropriate to base its grants on those of peer companies that have been public for longer periods and have long-standing practices of annual equity incentive grants with vesting provisions that have built significant retention value over time. Of concern to the Committee was that the entire management team could leave the Company for higher financial benefits offered by other industry participants and suffer no economic detriment in terms of foregone equity compensation. This asymmetry of risk and reward was not, in the Committee’s view, in the best long-term interest of our shareholders. As a result, the Committee concluded that the initial grants under the long-term incentive program should be structured to build significant equity incentives for the executives, comparable to the positions they would have been in had the long-term incentive plan been implemented approximately two years ago. This conclusion impacted both the size of the grants and the vesting periods. In setting the number of shares subject to the grants, the Committee established an aggregate pool of approximately 1,600,000 shares, approximately 500,000 of which were allocated to non-NEOs. This allocation to non-NEOs is approximately double what the Committee expects would be allocated in periods following the initial grant and is intended to accommodate the preload discussed above. The allocations were further adjusted in individual cases based on the recommendations of management. The remaining 1,100,000 shares allocated to NEOs is approximately 1.5 times what the Committee expects would be allocated in periods following the initial grant, again with the intention of accommodating the preload consideration. The Committee awarded Mr. Sutton 450,000 shares of restricted stock, and recommended to the Board awards to Mr. Piccone of 275,000 shares of restricted stock, and to Mr. Gazulis and Mr. Betz awards of 200,000 shares of restricted stock each. Mr. Cantwell and Ms. Pasque have notified the Company that they intend to leave the Company; thus no award was made to them.

Shares of restricted stock are subject to forfeiture and vest if executives continue to be employed at specified dates in the future, and if certain performance metrics are satisfied. For 2010, two-thirds of each grant of restricted stock is time-based, as the shares will vest based on continued employment in four equal tranches. The first tranche will vest on December 31, 2010. The remaining tranches will vest on each successive December 31st, with the final tranche vesting on December 31, 2013. The remaining one-third of each grant is subject to the satisfaction of pre-established performance targets. The performance-based shares will vest in equal tranches on the same dates if there has been a 10% annual appreciation in the trading price of the Company’s common stock, compounded annually, from the twenty trading day average stock price at December 31, 2009. At the end of each year, the twenty trading day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. In that way, an underperforming year can be offset by an over-performing year. At December 31, 2013, any unvested shares will vest if the cumulative test is met or will be forfeited if the test is not met. The Committee believes that this plan emphasizes long-term, multi-year performance and value creation.

Vesting will accelerate on an individual’s death or disability or, in the discretion of the Compensation Committee, on certain change of control events.

Employment Agreements. The Company expects to enter into employment agreements with the Named Executive Officers in 2010. It is expected that the employment agreements will provide for (i) base salary, (ii) bonuses to be earned by achievement of specified performance targets, (iii) severance and change of control benefits, (iv) non-competition and non-solicitation provisions, (v) obligations to maintain the confidentiality of the Company information, and (vi) assignment of all intellectual property rights to the Company.

Retirement and Other Benefit Plans. All of the Company’s employees will be eligible to participate in a 401(k) plan. While the Company will have the option but not the requirement to match all or a portion of employee contributions to the 401(k) plan, a matching contribution was made in 2010 for 2009 contributions.

Other Benefits Plans. The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Compensation Programs and Potential of Risks. The Committee and Board have determined that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to the principal executive officer and each other executive officer shown in the summary compensation table in the proxy statement to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to us.

Change in Executive Officers. On May 7, 2010, the Company announced that Janet W. Pasque and Dale E. Cantwell will each retire from the Company effective as of May 31, 2010. The Company and each of Ms. Pasque and Mr. Cantwell will enter into a consulting agreement under which Ms. Pasque will serve as a consultant to the Company from June 1, 2010 until December 31, 2010 and Mr. Cantwell will serve as a consultant to the Company from June 1, 2010 for a period of up to one year. Mr. Cantwell will consult on capital projects, principally in Aneth Field.

On May 7, 2010, the Company also announced that the Board of Directors had appointed other persons to vice president positions, effective June 1, 2010. Two of these appointments will be executive officers: James A. Tuell, who has been Interim Chief Accounting Officer, will become a Vice President and Chief Accounting Officer; and Bobby D. Brady, Jr. will become Vice President, Operations. In addition, William R. Alleman will become Vice President, Land; M. David Clouatre will become Vice President, Reservoir Engineering; Patrick E. Flynn will become Vice President, Governmental and Corporate Affairs; Bret R. Siepman will become Vice President, Geology and Geophysics. Mr. Tuell was a consultant for the Company and each of the other newly appointed Vice Presidents was an employee of the Company prior to such appointment.

Director Summary Compensation Table. The following table summarizes the compensation we paid to our non-employee directors between September 25, 2009, the date the Company became a public reporting company, and December 31, 2009.

					Change in
	Fees				Pension Value
	Earned or			Non-Equity	and Nonqualified
	in Paid	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Kenneth A. Hersh	14,144	—	—	—	—	—	14,144
Richard L. Covington	14,144	—	—	—	—	—	14,144
William J. Quinn	14,144	—	—	—	—	—	14,144
William H. Cunningham	14,144	—	—	—	—	—	14,144
Robert M. Swartz	14,144	—	—	—	—	—	14,144
James E. Duffy	14,144	—	—	—	—	—	14,144
Thomas O. Hicks, Jr.	14,144	—	—	—	—	—	14,144

Messrs. Sutton and Piccone are not included in this table because as employees of the Company they receive no additional compensation for their services as directors. The compensation received by Messrs. Sutton and Piccone as employees is shown in “—Executive Officer Compensation in 2009—Summary Compensation Table.”

On December 14, 2009, the Compensation Committee recommended, and the Board of Directors approved, the following annual compensation for non-employee directors: annual retainer of $50,000, fees of $2,000 for each Board of Directors meeting and $1,000 for each Committee meeting, and additional compensation of $7,500 for each Committee chairman and for Lead Independent Director. In addition, non-

employee directors would receive equity compensation, in a form to be determined by the Compensation Committee, having a value of $50,000 annually. The cash fees appearing in the above table reflects this compensation arrangement with respect to cash compensation paid for 2009. While the Board of Directors authorized the directors to receive equity compensation for services as a director for the period from September 25, 2009, to December 31, 2009, the form and terms of any such equity compensation were subject to analysis of legal, tax and other factors and had not been determined by the end of 2009. As a result, no awards were made in 2009, but awards of 1,373 shares of restricted stock were made to directors Swartz, Duffy, Hicks and Cunningham on March 16, 2010, with respect to 2009 services. If such grants had been included in the Director Compensation Table, the column Stock Awards would have reflected $16,503 for each such director. The amount that would have been included in the table does not reflect compensation actually received by such directors or the actual value that may be recognized with respect to the awards in the future. Rather, it reflects the grant date fair value of the award, determined in accordance with FASB ASC Topic 718, which does not take into account future vesting contingencies. Of the total award, 343 shares vested upon grant, 343 shares will vest on the first and second anniversaries of the date of grant, and 344 shares will vest on the third anniversary of the date of grant. Vesting is subject to the continued service of the director on the vesting date. See “Security Ownership of Certain Beneficial Owners and Management.”

Messrs. Hersh, Covington and Quinn waived their director compensation made through the issuance of common stock on March 16, 2010. However, on May 7, 2010, each of such persons was awarded 1,373 stock appreciation rights in respect of their services as director for the period from September 25, 2009, through December 31, 2009. Cash payments will be based on the difference between the closing price of the common stock on the vesting date of the stock appreciation rights and $12.40, the closing price of the common stock on May 7, 2010. Stock appreciation rights will vest on March 16, 2011 (with respect to 457 stock appreciation rights) and March 16, 2012 and 2013 (with respect to 458 stock appreciation rights). Stock appreciation rights will be deemed exercised upon vesting. If such grants had been included in the Director Compensation Table, the column Stock Awards would have reflected $17,025 for each such director. The amount that would have been included in the table does not reflect compensation actually received by such directors or the actual value that may be recognized with respect to the awards in the future. Rather, it reflects the grant date fair value of the award, determined in accordance with FASB ASC Topic 718, which does not take into account future vesting contingencies.

In addition, each director will be reimbursed for his or her out-of-pocket expenses in connection with attending meetings of the Board of Directors or Committees. Each director is covered by a liability insurance policy paid for by the Company and is indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company entered into indemnification agreements with each of its directors.

Compensation Committee Report. We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
James E. Duffy, Chairman
Richard L. Covington
Kenneth A. Hersh
William J. Quinn

2009 PERFORMANCE INCENTIVE PLAN

The Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”) in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. This summary is qualified in its entirety by the full text of the Incentive Plan.

Purpose. The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders.

Administration. The Company’s Board of Directors or one or more committees consisting of independent directors appointed by the Company’s Board of Directors will administer the Incentive Plan. Our Board of Directors has delegated general administrative authority for the Incentive Plan to the compensation committee, which is comprised of directors who qualify as independent under rules promulgated by the SEC and The New York Stock Exchange listing standards. Except with respect to grants to non-employee directors, a committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. For purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the rules of the New York Stock Exchange (“NYSE”) and for grants to non-employee directors, the Incentive Plan must be administered by a committee consisting solely of independent directors. The appropriate acting body, be it the Company’s Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this plan description as the Administrator.

The Administrator has broad authority under the Incentive Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•	subject to the other provisions of the Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to allow the purchase price of an award or shares of Company Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of Company Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice of third party payment or by cashless exercise, on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility. Persons eligible to receive awards under the Incentive Plan include officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries.

Authorized Shares. The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan is 2,657,744. No awards were made in 2009. The Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another Company will not count against the shares available for issuance under the Incentive Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the Incentive Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Types of Awards. The Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards that may be granted or denominated in Company Common Stock or units of Company Common Stock, as well as cash bonus awards. The Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Stock Options. A stock option is the right to purchase shares of Company Common Stock at a future date at a specified price per share (the “exercise price.”) The per share exercise price of an option generally may not be less than the fair market value of a share of Company Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock options are taxed differently than nonqualified stock options and are subject to more restrictive terms under the Code and the Incentive Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary.

Stock Appreciation Rights. A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of shares of Company Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of Company Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock. Shares of restricted stock are shares of Company Common Stock that are subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the “restricted period”). Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving restricted stock may have all of the rights of a stockholder as to such shares, including the right to vote and the right to receive dividends.

Restricted Stock Units. A restricted stock unit (“RSU”), represents the right to receive one share of Company Common Stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving RSUs has no stockholder rights until shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights.

Cash Awards. The Administrator, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective or subjective performance criteria, and awards subject to other vesting criteria.

Other Awards. The other types of awards that may be granted under the Incentive Plan include, without limitation, stock bonuses, performance stock, dividend equivalents, and similar rights to purchase or acquire shares of Company Common Stock.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the Incentive Plan (including options and stock appreciation rights which may also qualify as performance-based compensation for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the targets on which performance will be measured based on criterion or criteria selected by the Administrator. The Administrator must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The Administrator may use any criteria it deems appropriate for this purpose, and applicable criteria may include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operating, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity, capital employed, or on assets or net investment, cost containment or reduction, operating margin, debt reduction, finding and development costs, production growth or production growth per share, reserve replacement or reserve replacement per share or any combination thereof. The performance measurement period with respect to an award may be as short as three months to as long as ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash. Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the Incentive Plan, if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if there are certain changes in a majority of the Company Board of Directors, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the Incentive Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above or provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Awards under the Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, or pursuant to domestic relations orders, and are generally exercisable during the recipient’s lifetime only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, as long as such transfers comply with applicable federal and state securities laws.

Adjustments. As is customary in incentive plans of this nature, the share limit and the number and kind of shares available under the Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The Incentive Plan does not limit the authority of the Company’s Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to Company Common Stock, under any other plan or authority.

Termination of, or Changes to, the Incentive Plan. The Administrator may amend or terminate the Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 409A, 422 or 424 of the Code to preserve the intended tax consequences of the Incentive Plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the Incentive Plan. Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval. Unless terminated earlier by the Board of Directors, the authority to grant new awards under the Incentive Plan will terminate ten years from the date of its adoption, or July 31, 2019. Outstanding awards generally will continue following the expiration or termination of the Incentive Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Awards Under the Incentive Plan. No awards were made under the Incentive Plan in 2009. Because future awards under the Incentive Plan will be granted in the discretion of the Company’s Board of Directors or a committee of the board, the type, number, recipients and other terms of future awards cannot be determined at this time.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our common stock issuable upon the exercise of options granted under our compensation plans as of December 31, 2009.

		Weighted-average
	Number of securities to be issued	exercise price of	Number of securities remaining
	upon exercise of outstanding	outstanding options,	available for future issuance
Plan Category	options, warrants and rights	warrants and rights	under equity compensation plans

Equity compensation plans approved by security holders	0	$0.00	2,657,744 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	0	$0.00	2,657,744

(1)	Awards under the 2009 Performance Incentive Plan may be made in the form of options, restricted stock, restricted stock units or stock appreciation rights. At December 31, 2009, no awards of any form had been granted.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has been an officer or employee of the Company. None of the Company’s executive officers serves as a member of the Board of Directors or the compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors, or on the compensation committee of the Company’s Board of Directors.

Confidentiality and Non-Competition Agreements

Each of the executive officers entered into a Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”) dated January 23, 2004, at the time of the formation of Predecessor Resolute. In this agreement, each officer agreed: (i) that all intellectual property developed, and business opportunities as to which such executive became aware, during his employment belong to Predecessor Resolute, (ii) to maintain confidentiality of proprietary information, and (iii) to turn over to Predecessor Resolute all business records during, and upon termination of, employment.

In addition, as discussed above, Predecessor Resolute has the right, in its sole discretion, to agree to make severance payments to any executive officer for up to eighteen months following termination other than for Cause (as defined), or upon voluntary resignation following a reduction in annual salary. Severance payments would be equal to the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive may not engage in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of Predecessor Resolute (the “Non-Compete”). In addition, the executive is subject to the Non-Compete, even if no severance is paid, if the executive resigns other than following a salary reduction, the executive is terminated for Cause, or the executive has breached any material provision of the Confidentiality Agreement. In addition, the executive is in all events prohibited during the eighteen months following termination from inducing any other employee of Predecessor Resolute to terminate his employment or cease providing services to Predecessor Resolute. Upon the consummation of the Resolute Transaction, these agreements became agreements of Resolute.

TRANSACTIONS WITH RELATED PERSONS

At the time of the closing of the Resolute Transaction, $1.3 million was held in bank accounts of Predecessor Resolute that represented payments received by Predecessor Resolute with respect to a tax distribution payable to Resolute Holdings. Following the Resolute Transaction, Resolute paid such amounts to Resolute Holdings.

The Company has entered into agreements to indemnify its directors and named executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to the Company’s Code of Business Conduct and Ethics, the Board of Directors will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board of Directors shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company has designated James M. Piccone as the compliance officer to generally oversee compliance with the Code of Conduct.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Resolute Energy Corporation, Attn: Shareholder Services, 1675 Broadway, Suite 1950, Denver CO 80202, or by contacting us at (303) 534-4600. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 534-4600, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Available Information

The Company maintains a link to investor relations information on its website, www.resoluteenergy.com, where it makes available, free of charge, the Company’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The Company also makes available on its website copies of the charters of the Audit, Compensation and Corporate Governance/Nominating Committees of the Company’s Board of Directors, its Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Stockholder and Interested Parties Communication Policy and Corporate Governance Guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary, Resolute Energy Corporation, 1675 Broadway, Suite 1950, Denver, Colorado 80202. You may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents the Company files with the SEC. The Company’s website and the information contained on or connected to its website is not incorporated by reference herein and its web address is included as an inactive textual reference only.

By Order of the Board of Directors,

Nicholas J. Sutton
Chief Executive Officer and Director
Dated: May 10, 2010

ANNUAL MEETING OF RESOLUTE ENERGY CORPORATION

Date:	June 10, 2010
Time:	2:00 P.M. (Mountain Standard Time)
Place:	Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202 See Voting Instructions on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote “FOR” the election of Directors nominated in Proposal 1 and “FOR” Proposal 2.		Directors Recommend ê For

1:	The election of three (3) Class I Directors for three-year terms.

01 William H. Cunningham 03 William J. Quinn 02 James E. Duffy

Vote For	Withhold Vote	*Vote For
All Nominees	From All Nominees	All Except

☐	☐	☐

*INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Except” box and write the number(s) in the space provided to the right.

Directors
		For	Against	Abstain	Recommend ê

2:	Ratification of appointment of KPMG LLP as Resolute Energy Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐	For

3:	The transaction of such other business as may property come before the meeting or any adjournment or postponements of the meeting.

	To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.		☐

Please Sign Here	Please Date

Please Sign Here	Please Date

Please sign exactly as your name or names appear on this proxy card. Executors, administrators, attorneys–in–fact or trustees should give their full titles as such. If the signer is a corporation, please sign full corporate name and have a duly authorized officer sign, stating the title. If a partnership, please sign in partnership name by an authorized person. When shares are held jointly, each holder should sign.

Annual Meeting of Resolute Energy Corporation
to be held on Thursday, June 10, 2010
for Holders as of April 19, 2010
This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation.
VOTE BY:

INTERNET	TELEPHONE

Go To www.proxypush.com/ren	OR	866-390-6226
• Cast your vote online.		• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card ready.
• Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card.
• Detach your Proxy Card.
• Return your Proxy Card in the postage-paid envelope provided.
All votes must be received by 5:00 P.M., Eastern Time, June 9, 2010.

PROXY TABULATOR FOR

RESOLUTE ENERGY CORPORATION P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT # OFFICE #

Revocable Proxy — Resolute Energy Corporation
Annual Meeting of Stockholders
June 10, 2010 2:00 P.M. (Mountain Standard Time)
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints James M. Piccone and Nicholas J. Sutton, or either of them, with full power of substitution, as Proxies of the undersigned, to represent and vote as designated below all of the shares of common stock of Resolute Energy Corporation held of record by the undersigned on April 19, 2010 at the Annual Meeting of Stockholders to be held on Thursday, June 10, 2010 at 2:00 p.m., MST, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202, and any adjournment or postponement thereof.
This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors.
The Board of Directors recommends a vote “FOR” the election of Directors nominated in Proposal 1 and “FOR” Proposal 2.
This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation. Please sign and return this proxy in the enclosed pre-addressed envelope. The giving of a proxy will not affect your right to vote in person if you attend the meeting.
This proxy when properly executed will be voted at the meeting in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of the Directors nominated in Proposal 1 and “FOR” Proposal 2.
This proxy confers discretionary authority in respect of matters not known or determined at the time of the mailing of the notice of the Annual Meeting of Stockholders to the undersigned.
The undersigned hereby acknowledge receipt of (a) the Notice of Annual Meeting of Stockholders, (b) the Proxy Statement, and (c) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2009.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2010: The proxy statement, proxy card and the annual report to shareholders for the fiscal year ended December 31, 2009, are available at www.proxydocs.com/ren.
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)